Montreal, May 9, 2000



VisualMed Clinical Systems Inc.
391 Laurier Street West
Montreal, Quebec
H2V 2K3



Dear Sirs:

The following will confirm that the undersigned is the registered holder of 10,000,000 voting but unregistered common shares of VisualMed Clinical Systems Corp. ("VisualMed U.S."), a Nevada corporation which is the registered owner of all of the voting common shares of VisualMed Clinical Systems Inc. ("VisualMed Canada") a Canadian corporation. I acquired these shares (the "Special Shares") for a nominal consideration on May 9, 2000 to assist in ensuring that the corporate direction and management of VisualMed U.S. be exercised, through me, as described below.

The former common shareholders of VisualMed Canada have been issued in their place certain exchangeable shares of VisualMed Canada (the "Exchangeable Shares") entitling the holders, following exchange, to receive in excess of 19,002,785 common shares of VisualMed U.S., the whole pursuant to the Exchange Agreement entered into on May 1, 2000 by VisualMed U.S., VisualMed Canada and all holders of Exchangeable Shares (the "Exchange Agreement").

Accordingly, I undertake towards the holders of Exchangeable Shares of VisualMed Canada, firstly that I shall take all steps as may be permitted or required of me to cause the election and maintain as the Board of Directors of VisualMed U.S. the following individuals, (as may be added or amended from time to time at the written request or written consent of the holders of a majority of the Exchangeable Shares of VisualMed Canada, which request or consent shall be directed to the undersigned at the address of VisualMed Canada):

                  Gerard Dab
                  Arthur Gelston
                  Linda McHarg
                  Linda Snell
                  Richard Le Hir
                  Richard Borenstein
                  Caroline Singleton



Secondly, I confirm to VisualMed Canada and undertake towards the holders of Exchangeable Shares that I shall exercise any other rights of vote or otherwise in my capacity as a shareholder of VisualMed U.S. as may be directed or consented to from time to time in writing to by the holders of a majority of the Exchangeable Shares of VisualMed Canada, then outstanding, which request or consent shall be directed to the undersigned at the address of VisualMed Canada.

I will continue to be bound by this undertaking until (i) the Registration statement on Form SB-2 with the United States Securities and Exchange Commission has been rendered effective, which will register the 19,002,785 common shares of VisualMed U.S. in favour of the holders of Exchangeable Shares of VisualMed Canada and (ii) such number of common shares of VisualMed U.S. has been validly issued (from the said 19,002,785 reserved common shares) in favour of the holders of Exchangeable Shares that represent a majority of all issued and outstanding voting shares of VisualMed U.S. (the "Holding Period").

Upon the expiry of the Holding Period, I have agreed to sell and VisualMed U.S. has agreed to purchase, for cancellation, further to a written request to be sent by me to VisualMed U.S. (the "Request"), all of the Special Shares for a nominal consideration, the whole pursuant to an Agreement to Purchase Common Stock made between VisualMed U.S. and the undersigned dated May 9, 2000, a copy of which is attached. I hereby agree that I shall send the Request, asking for the purchase and cancellation of the Special Shares, forthwith upon the expiry of the Holding Period. Upon purchase and cancellation of the Special Shares by VisualMed U.S., I shall have no further obligations under this agreement.

I further agree and undertake for myself and my heirs, successors and legal representatives that in the event of my death or incapacity, as the latter shall be determined by two medical experts or by a definitive judgment rendered by a court of competent jurisdiction, there shall be a deemed disposition of the Special Shares (without any further action required to effect such disposition), in favour of a person designated in writing by the holders of a majority of the Exchangeable Shares then outstanding, effective as at the date of my death or the date on which my incapacity has been determined as mentioned above, provided such person agrees to be bound to the terms hereof and of the Agreement to Purchase Common Stock. For greater certainty, it is understood that the obligation to transfer the Special Shares to the person so named shall be binding upon my heirs, successors and legal representatives who are directed on my behalf to take all such steps as may be necessary to effect such transfer.

Although I understand that it is not the intention of VisualMed U.S. to declare dividends or otherwise distribute proceeds to its shareholders, I hereby confirm that in such event, any proceeds I receive as a holder of the Special Shares will be held in trust by me for the benefit of and made over to the holders of Exchangeable Shares then outstanding on a pro rata basis.

VisualMed Canada agrees to indemnify and hold harmless the undersigned from and against any actions, claims in damages, lawsuits or other proceedings of any nature and to indemnify me against any losses arising therefrom in connection with the exercise by me of my voting rights in the Special Shares as provided for herein.

If you are in agreement with the foregoing, please sign in the space provided below.

Yours very truly,






Richard Le Hir

Agreed to and accepted this 9th day of May, 2000.

VisualMed Clinical Systems Inc.

Per:







Arthur Gelston
President